Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 29, 2006, except for Note 7, as to which the date is August 4, 2006 on the financial statements of Blackhawk Biofuels, LLC (a development stage company) as of December 31, 2005 and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (April 28, 2005) to December 31, 2005 in the Form SB-2 Registration Statement of Blackhawk Biofuels, LLC dated on or about August 4, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
August 4, 2006